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                      AMENDMENT TO THE ESCO ELECTRONICS
                      CORPORATION 1994 STOCK OPTION PLAN


            WHEREAS, ESCO Electronics Corporation ("Company") adopted the ESCO Electronics 1994 Stock Option Plan for the benefit of eligible employees ("Plan"); and

            WHEREAS, the Company retained the right to amend the Plan pursuant to Paragraph 16 thereof; and

            WHEREAS, the Company desires to amend the Plan effective as of September 4, 1996:

            NOW, THEREFORE, effective as of September 4, 1996, the Plan is amended as follows:

            1.  The following is added at the end of Paragraph 8:

            "Upon exercise of an option the Committee shall withhold a sufficient number of shares to satisfy the Company's withholding obligations for any taxes incurred as a result of such exercise; provided, that in lieu of all or part of such withholding, the optionee may pay an equivalent amount of cash to the Company;"

            2.  The following is added at the end of Paragraph 15:

            "In the event of a special, non-recurring distribution with respect to the Company's Common Stock, the Committee may adjust the number of shares subject to each option and the option price per share in such manner as the Committee deems just and equitable to reflect such distribution, but in no event shall the total number of shares used under the Plan exceed the number authorized under Paragraph 2."

            IN WITNESS WHEREOF, the foregoing amendment was adopted this 4th day of September, 1996.